Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
(512) 433-5210
FORESTAR COMPLETES SALE TO PLUM CREEK
Sale of 50,000 acres of timberland for $75 million
     AUSTIN, TEXAS, August 8, 2011— Forestar Group Inc. (NYSE: FOR) today announced that it completed its previously announced sale of approximately 50,000 acres of timberland in Georgia and Alabama for $75 million to Plum Creek Timber Company, Inc. Forestar reserved mineral rights and retained an option to acquire the mitigation rights to approximately 1,000 acres for use in mitigation banks.
     “This sale represents a significant step toward completing our strategic initiatives to enhance shareholder value. We have sold approximately 166,000 acres of timberland in Georgia, Alabama and Texas for approximately $270 million,” said Jim DeCosmo, president and chief executive officer.
About Forestar Group
Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. At the end of the second quarter 2011, the real estate segment owns directly or through ventures over 217,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 17 real estate projects representing over 28,600 acres currently in the entitlement process, and 74 entitled, developed and under development projects in seven states and eleven markets encompassing over 16,100 acres, comprised of 28,200 residential lots and over 2,300 commercial acres. The mineral resources segment manages about 603,000 net acres of oil and gas mineral interests located principally in Texas, Louisiana, Alabama, and Georgia. Also included in the mineral resources segment is a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

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